                 NEWS RELEASE

FOR IMMEDIATE RELEASE

DATE:   June 14, 2011

CONTACT:   Dan Lombardo

                      630-586-6314 or dan.lombardo@inlandgroup.com

Inland American Real Estate Trust, Inc. Causes Madison Liquidity Investors, LLC to Withdraw its Mini-Tender

Madison halts improper mini-tender offer to Inland American stockholders

Oak Brook, IL – Inland American Real Estate Trust, Inc. (“Inland American”) announced today that in response to imminent litigation, Madison Liquidity Investors, LLC (“Madison”) has withdrawn its unsolicited mini-tender offer to Inland American stockholders.  Madison’s offer was in clear violation of Inland American’s charter, which includes requirements for making a mini-tender offer.

In the past, Inland American’s board of directors has strongly rejected similar unsolicited and opportunistic mini-tender offers.  Inland American believes these offers are meant to take advantage of stockholders and do not provide accurate or fair market value to shareholders.  Firms who make these offers apply a significant discount to the current value of a company’s share price.  In this instance, Madison’s offer was at a 43 percent discount from Inland American’s current estimated valuation.

The Securities and Exchange Commission, on its website, has cautioned investors about being caught off guard by the opportunistic nature of these mini-tender offers.  In August 2010, Inland American stockholders took steps to help eliminate these offers by amending its charter.

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About Inland American Real Estate Trust, Inc.

Inland American Real Estate Trust, Inc. focuses on acquiring and developing a diversified portfolio of commercial real estate including retail, multi-family, industrial, lodging, office and student housing properties, located in the United States and Canada.   The company also invests in joint ventures, development projects, real estate loans and marketable securities.  As of September 30, 2010 Inland American owned, directly or indirectly through joint ventures in which it has a controlling interest, 981 properties, representing more than 48 million square feet of retail, industrial and office properties, 10,547 multi-family units and 15,384 lodging rooms.  Inland American is one of five REITs that are, or have been, sponsored by affiliates of The Inland Real Estate Group of Companies, Inc.  For further information regarding Inland American, please refer to the company website at www.inlandamerican.com.